Exhibit 10.1

AMENDMENT TO

PERFORMANCE AWARD AGREEMENT

AND PHANTOM STOCK AWARD AGREEMENT

The Performance Award Agreement, dated as of                2004, and the Phantom Stock Award Agreement, dated as of                , 2004, are hereby amended, effective as of August 19, 2006, by replacing the last sentence of the first paragraph of Section 2(a) of each Agreement with the following:

“For purposes of this Agreement, TSR means the change in fair market value over a specified period of time, expressed as a percentage, of an initial investment in specified common stock, with dividends reinvested, all as determined utilizing such methodology as the Committee, or its delegatee, shall approve, with the average TSR for the final 30 business days (i.e., trading days, within the meaning of the Plan) of the period considered the TSR at the end of the period and with common stock valued for the beginning of the period as of the last preceding business day.”